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                                                                 EXHIBIT 15
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                              ARTHUR ANDERSEN LLP



To the Stockholders and
the Board of Directors of
Delta Air Lines, Inc.:


We are aware that Delta Air Lines, Inc. has incorporated by reference in this Registration Statement on Form S-8 (relating to the DeltaShare Stock Option Plan and the Pilots Stock Option Plan) its Form 10-Q for the quarter ended September 30, 1996, which includes our report dated November 1, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



/s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
November 20, 1996